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                                                                    EXHIBIT 99.1

Contact:      Lisa Imondi
              Director of Marketing
              Metatec, Inc.
              Phone: (614) 718-4600
              E-mail: imondil@metatec.com


             METATEC, INC. FILES FOR REORGANIZATION UNDER CHAPTER 11
                 AND SEEKS APPROVAL OF ASSET PURCHASE AGREEMENT
                WITH A SUBSIDIARY OF COMVEST INVESTMENT PARTNERS

           Company Is Committed To Continuity of Services and Business

DUBLIN, Ohio, October 20, 2003 - Metatec, Inc. (OTCBB: META) announced today that the company has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Ohio in Columbus. The filings include motions seeking an order approving post-petition financing of up to $5 million and authorizing the company to proceed with a sale of its assets to MTI Acquisition Corp. ("MTI"), a wholly owned subsidiary of ComVest Investment Partners II LLC ("ComVest II"), and an affiliate of Commonwealth Associates Group Holdings LLC. ComVest II is Metatec's largest secured creditor.

Metatec will continue to operate its business and manage its properties as a debtor-in-possession during the court supervised sale process. Metatec anticipates completing the sale process within the next 60 days.

Chris Munro, Metatec's president and chief executive officer, stated, "Over the past 24 months we have made great strides in right-sizing our cost structure, stabilizing operations, building value-added capabilities for our customers and building a new leadership team. At the same time we have significantly reduced debt and sold under-performing assets and businesses. We renegotiated our long-term secured debt facility in February 2002 but recognized the need to seek a better method of long-term financing that would allow us to accelerate our business strategy. Our Board of Directors carefully reviewed the company's options and received input from its financial and legal advisors. This reorganization option was selected because we believe that a sale of assets as a going concern is the best way to allow for continued development of Metatec's business and to serve Metatec's customers, vendors, and employees."

Metatec intends to promptly seek approval of a number of first day motions with the Bankruptcy Court to support its employees, vendors, customers, and other constituencies. These include motions for authority to continue payments for employee payroll and benefits, to maintain cash management programs, and to retain legal, financial, investment banking, and other professionals to support the company's reorganization actions. Under bankruptcy law, suppliers and vendors who provided goods or services to the company before today's filings may have pre-petition



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claims, which will be frozen pending court authorization for payment or approval of a plan of reorganization.

Under the terms of its initial bid and subject to a court supervised sale process, MTI would purchase substantially all of the assets of Metatec for a purchase price of $10.0 million, consisting of a $9.0 million credit to ComVest II's secured-party creditor bankruptcy claim (subject to adjustment based on letter of credit obligations) and a $1.0 million cash payment to the bankruptcy estate. The company will conduct an orderly sale of assets over the coming weeks. Metatec anticipates that the sale process will be completed within the next 60 days.

If MTI purchases the assets of Metatec under the term of its initial bid, it is not anticipated that Metatec's shareholders will realize any cash or other value for their Metatec common shares.

"We have positive cash flow and, in fact, just finished our busiest quarter for the last two years," Munro said. "We intend to fulfill our commitments to our employees, vendors, and customers while we reorganize, and we remain grateful for their continued loyalty and cooperation. During these proceedings, we intend to operate as usual and continue to provide the high level of service our customers have come to expect. Our goal is to keep this process transparent to our customers and vendors and to remain in good standing with them. We will also continue to invest in our capabilities and technology solutions as well as develop our employees, which we believe are our most valuable assets."

About Metatec

Metatec enables companies to streamline the process of delivering products and information to market by providing technology driven supply chain solutions that increase efficiencies and reduce costs. Technologies include a full range of supply chain solutions and CD-ROM and DVD manufacturing services. Extensive real-time customer-accessible online reporting and tracking systems support all services. Metatec operations are based in Dublin, Ohio.

More information about Metatec is available by visiting the company's web site at www.metatec.com or call 1-888-METATEC.

About ComVest Investment Partners II LLC

ComVest II is a wholly owned subsidiary of Commonwealth Associates Group Holdings LP ("Group Holdings") which is an investment-management organization focused on investing, restructuring, and managing growth businesses in the information technology, healthcare and telecommunications industries. ComVest II is an investment partnership established in July 2003. ComVest II's primary focus is to provide capital to restructure the balance sheets of quality small-cap public and private businesses that are over-leveraged or experiencing other short-term financial constraints.

Founded in 1988, Group Holdings has built a core expertise as an investment bank to public and private small-cap companies focused on deploying capital and providing other investment banking services for high-growth businesses in the information technology, healthcare and



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telecommunications sectors. The firm's primary focus during the last two years has been on turnarounds, reorganizations and restructurings. Since its inception, the firm has led or managed equity investments in excess of $1.4 billion in over 50 different small-cap companies. Group Holdings has also acted as financial advisor on mergers, acquisitions, recapitalizations and similar transactions for its investment banking clients.

Safe Harbor Statement

Except for historical information, all other statements made in this press release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause the company's actual results to differ materially from those projected. Such risks and uncertainties that might cause such a difference include, but are not limited to: changes in general business and economic conditions; changes in demand for CD-ROM products or supply chain services; excess capacity levels in the CD-ROM industry; the introduction of new products or services by competitors; increased competition (including pricing pressures); changes in manufacturing efficiencies, changes in supply chain services techniques; changes in technology; the company's ability to meet the cash flow thresholds and other financial covenants in its loan agreement with its secured creditor, the failure of which could result in the secured creditor's exercising its legal remedies against the company or its assets; the company's negative shareholders' equity, which means that shareholders may not realize any value upon a sale or liquidation of the company or its assets; and other risks discussed in the company's filings with the Securities and Exchange Commission, including those risks discussed under the caption "Forward Looking Statements; Risk Factors Affecting Future Results" and elsewhere in the Form 10-K for Metatec's year ended December 31, 2002.